Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2009, with respect to the consolidated financial statements included in this Annual Report on Form 10-K of Betawave Corporation, a Nevada corporation formerly known as GoFish Corporation, for the fiscal year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Betawave Corporation on Form S-1 (File No. 333-157352) and on Form S-8 (File Nos. 333-156791 and 333-152656).

/s/ Rowbotham and Company LLP

San Francisco, California
March 30, 2009